UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No.    )*





                               Intelligroup, Inc.

--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.01 par value
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                          (Title of Class of Securities



                                   45816A 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 12, 2003
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             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| |      Rule 13d-1(b)
|X|      Rule 13d-1(c)
| |      Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.            45816A 10 6
                  -----------------
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1.  Names of Reporting Persons.
    I.R.S.  Identification  No. of above persons  (entities  only).
                 Ashok Pandey
             -------------------------------------------------------------

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2.  Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)
             -------------------------------------------------------------
          (b)
             -------------------------------------------------------------
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3.  SEC Use Only
                ----------------------------------------------------------
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4.  Citizenship or Place of Organization    United States of America
                                        ----------------------------------
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   Number of             5. Sole Voting Power          1,730,558
   Shares                                      ---------------------------
                      ----------------------------------------------------------
   Beneficially          6. Shared Voting Power        0
   Owned by                                    ---------------------------
                      ----------------------------------------------------------
   Each                  7. Sole Dispositive Power     1,730,558
   Reporting                                      ------------------------
                      ----------------------------------------------------------
   Person With           8. Shared Dispositive Power   0
                                                    ----------------------
--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting Person     1,730,558
                                                                ----------------
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)
                      -----------------------------------------------------
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11. Percent of Class Represented by Amount in Row (9)       10.35%
                                                     ----------------------
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12. Type of Reporting Person (See Instructions)             IN
                                               ----------------------------
--------------------------------------------------------------------------------

ITEM 1.

          (a)  Name of Issuer:

               The issuer of the securities to which this statement relates is Intelligroup, Inc., a New Jersey corporation.

          (b)  Address of Issuer's Principal Executive Offices:

               The issuer's principal executive offices are located at 499 Thornall Street, Edison, New Jersey 08837.

ITEM 2.

          (a)  Name of Person Filing:

               The person filing is Ashok Pandey.

          (b)  Address of Principal Business Office or, if none, Residence:

               Mr.  Pandey  resides at 944 Stuart  Road,  Princeton,  New Jersey
               08540.

          (c)  Citizenship:

               The citizenship for Mr. Pandey is the United States of America.

          (d)  Title of Class of Securities:

               The title of the class of securities is common stock, $0.01 par value.

          (e)  CUSIP Number:

               The CUSIP number is 45816A 10 6.

ITEM 3.  IF  THIS  STATEMENT  IS  FILED  PURSUANT  TO   SS.SS.240.13D-1(B),   OR
         240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

          Selection of a filing category pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c) is not applicable.

ITEM 4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount beneficially owned: The number of shares beneficially owned by Ashok Pandey is 1,730,558.

          (b) Percent of class: The percent of the class held by Ashok Pandey is 10.35%.

          (c)  Number of shares as to which the person has:

               (i) Sole power to vote or to direct the vote Ashok Pandey has sole power to vote or to direct the vote of 1,730,558 shares.

               (ii) Shared  power to vote or to direct the vote The shared power to vote or to direct the vote of shares is not applicable.

               (iii)Sole power to dispose or to direct the  disposition of Ashok
                    Pandey   has  sole   power  to  dispose  or  to  direct  the
                    disposition of 1,730,558 shares.

               (iv) Shared power to dispose or to direct the  disposition of The shared power to dispose or to direct the disposition of shares is not applicable.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

The ownership of five percent or less of a class is not applicable.

Instruction. Dissolution of a group requires a response to this item.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

The ownership of more than five percent on behalf of another person is not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

The identification and classification of the subsidiary which acquired the security being reported by the parent holding company is not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

The notice and classification of a group is not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

The notice of dissolution of a group is not applicable

ITEM 10. CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 January 6, 2004
                                         ------------------------------
                                                      Date


                                                 /s/ Ashok Pandey
                                         ------------------------------
                                                    Signature



                                           Ashok Pandey (Shareholder)
                                         ------------------------------
                                                   Name/Title



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. (SEE 18 U.S.C. 1001).